EXHIBIT 99.1

CURTISS-WRIGHT REPORTS FIRST QUARTER 2009 FINANCIAL
RESULTS; UPDATES FULL YEAR GUIDANCE
- - -

PARSIPPANY, NJ – April 30, 2009 – Curtiss-Wright Corporation (NYSE: CW) today reports financial results for the first quarter ended March 31, 2009. The highlights are as follows:

  Net sales for the first quarter of 2009 decreased 2% to $424 million from $433 million in the first quarter of 2008.
  Operating income in the first quarter of 2009 decreased 24% to $31 million from $41 million in the first quarter of 2008.
  Net earnings for the first quarter of 2009 decreased 27% to $16 million, or $0.35 per diluted share, from $22 million, or $0.48 per diluted share, in the first quarter of 2008.
  New orders received in the first quarter of 2009 were $457 million, up 1% as compared to the first quarter of 2008.
  At March 31, 2009, our backlog was $1.71 billion, up 2% from December 31, 2008.

“As projected, the global economic recession had a negative impact on our first quarter results. In particular, a slowdown in the general industrial, oil and gas, and commercial aerospace markets was driven by lower investment spending, tighter credit restrictions and our customers’ working down their inventory levels, all of which resulted in new orders shifting to later in the year,” commented Martin R. Benante, Chairman and CEO of Curtiss-Wright Corporation. “Despite a challenging first quarter, we experienced increased demand in some of our key markets, most notably commercial power, naval and ground defense, which grew organically by 33%, 18% and 11%, respectively.”

“Our organic operating income performance in the first quarter of 2009 was lower by 19% as compared to the prior year quarter due to the significant under absorption of overhead costs resulting from a dramatic decline in sales in certain commercial markets, as well as business restructuring costs.”

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Sales

Sales of $424 million decreased 2% in the first quarter of 2009 as compared to the prior year period. Organic sales were lower by 4%, while incremental sales, primarily from our 2008 and 2009 acquisitions, contributed $8 million in the quarter. Organic sales in our Flow Control segment grew 3%, while our Metal Treatment and Motion Control segments declined 23% and 7%, respectively, as compared to the prior year period.

From a market perspective, we experienced lower organic sales to the general industrial market, primarily automotive, as well as lower sales to the commercial aerospace and oil and gas markets, which were partially offset by higher sales to the commercial power and defense markets. In addition, foreign currency translation negatively impacted sales in the first quarter of 2009 by $15 million as compared to the prior year.

Operating Income

Operating income of $31 million decreased 24% in the first quarter of 2009 as compared to the prior year. Organic operating income declined 19% in the first quarter of 2009, while incremental operating income, primarily from our 2008 and 2009 acquisitions, was negative $2 million. Organic operating income in our Metal Treatment segment declined 50% from the first quarter of 2008 mainly due to under absorption of overhead costs resulting from significantly lower volumes. Our Flow Control segment also experienced lower organic operating income driven by under absorption of overhead costs due to lower sales volumes in certain commercial markets, and business restructuring costs. These declines were partially offset by an increase in our Motion Control segment which benefitted by $5.4 million from favorable foreign currency translation in the first quarter of 2009 as compared to the prior year period. Excluding the impact of foreign currency translation, organic operating income in our Motion Control segment was lower due to under absorption of overhead costs due to lower volumes and business restructuring costs. Foreign currency translation favorably impacted consolidated operating income and operating margin by $5.3 million and 140 basis points, respectively, in the first quarter of 2009.

Our segment operating margin was 140 basis points lower in the first quarter of 2009 as compared to the prior year period. The lower segment operating margin was mainly driven by significantly lower volumes and resultant under absorption of costs and business restructuring costs mentioned above. Non-segment operating expense increased over the prior year due to higher foreign exchange transaction losses and higher pension costs.

Net Earnings

Net earnings for the first quarter of 2009 decreased 27% from the comparable prior year period. The lower net earnings were due to the decline in operating income and a slightly higher effective tax rate, partially offset by lower interest expense. Our effective tax rate for the first quarter of 2009 was 35.5% versus 35.2% for the first quarter of 2008. Lower interest expense for the first quarter of 2009 was mainly due to lower average interest rates partially offset by higher average debt levels resulting primarily from our 2008 and 2009 acquisitions, as compared to the prior year period.

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Cash Flow

Our free cash flow, defined as cash flow from operations less capital expenditures, was a negative $50 million for the first quarter of 2009 as compared to a negative $42 million in the prior year period. Net cash used by operating activities was a negative $33 million in the first quarter of 2009 versus a negative $19 million for the comparable prior year period. The decrease is mainly due to a higher reduction in accounts payable primarily due to timing of payments and lower earnings. These decreases were partially offset by a higher reduction in accounts receivable resulting from improved cash collections and a lower increase in inventories versus the prior year period. Capital expenditures were $17 million in the first quarter of 2009 versus $24 million in the comparable prior year period. The AP1000 program accounted for the majority of the decrease as our facility expansion is nearing completion.

Segment Performance

Flow Control – Sales for the first quarter of 2009 were $230 million, an increase of 5% over the comparable prior year period. The sales improvement was due to solid organic growth of 3% and the contribution of our 2009 acquisitions, which provided $3 million in incremental sales in the first quarter of 2009. The organic sales growth was driven by higher sales to the commercial power and naval defense markets, partially offset by declines in the oil and gas and general industrial markets as compared to the prior year period. The higher sales to the commercial power market were due to both higher plant outages, as well as higher sales of our reactor coolant pumps for the AP1000 nuclear reactors for China and the United States. The increase in the naval defense market was driven by higher sales of our embedded computing products for the submarine program. The decrease in the oil and gas market was due to a delay in timing of new order placement while our general industrial market experienced lower sales resulting from depressed economic conditions. Sales of this segment were negatively affected by foreign currency translation of $4 million in the first quarter of 2009 as compared to the prior year period.

Operating income for this segment was $13 million, a decrease of 6% from the same period last year. Our 2009 acquisitions contributed $2 million of incremental operating income in the first quarter of 2009. This segment’s organic operating income and operating margin declined by 18% and 130 basis points, respectively, compared to the prior year period mainly due to the under absorption of overhead costs due to the significant reduction in sales volume in our oil and gas and general industrial markets, and business restructuring costs. Operating income of this segment was favorably affected by foreign currency translation of $1.6 million in the first quarter of 2009 compared to the prior year.

Motion Control – Sales for the first quarter of 2009 were $141 million, a decrease of 3% as compared to the prior year period. This decrease was driven by an organic sales decrease of 7% and the divestiture of our commercial overhaul and repair business in 2008. Our 2008 acquisitions of VMetro and Mechetronics added $10 million of incremental sales for the first quarter of 2009. The organic sales decrease was driven primarily by unfavorable foreign currency translation amounting to $5 million in the first quarter of 2009. Excluding the impact of foreign currency, our organic sales were lower by 3% mainly as a result of lower sales to the commercial aerospace market due to inventory balancing adjustments at our customers and delays resulting from the 2008 Boeing strike that carried forward into 2009. In addition, the general industrial market was down due to slower demand for our sensor and controller products due to depressed economic conditions. These decreases were partially offset by higher sales of our embedded

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computing products on light armored vehicle in the ground defense market and higher sales to the aerospace defense market on various U.S. Air Force and U.S. Army programs, such as the F-16 Falcon, F-22 Raptor, and various helicopter programs.

Operating income for this segment increased 4% for the first quarter of 2009 over the comparable prior year period. Incremental operating income was a negative $3 million in the first quarter of 2009, partially due to amortization expense, which generally runs higher in the early period of ownership. The organic operating income growth was mainly due to favorable foreign currency translation, which contributed $5.4 million in the first quarter of 2009. Excluding the impact of foreign currency translation, our organic operating margin was down 60 basis points due to the delays in commercial aerospace programs and business restructuring costs.

Metal Treatment – Sales for the first quarter of 2009 were $53 million, a decrease of 22% as compared to the prior year period, nearly all of which was organic. The weak global economic environment resulted in a reduction in demand across most of our primary service offerings, the largest of which being shot peening, due primarily to lower sales to the general industrial market, particularly automotive. Sales of this segment were unfavorably affected by foreign currency translation of $6 million in the first quarter of 2009 compared to the prior year period.

Operating income decreased 50% for the first quarter of 2009 as compared to the prior year period, primarily as a result of the significantly lower sales volume which resulted in under absorption of fixed overhead costs. Operating income of this segment was negatively affected by foreign currency translation of $1.3 million in the first quarter of 2009 compared to the prior year period.

Updated Full Year 2009 Guidance

The Company is making the following adjustment to its full year 2009 financial guidance as follows:

•	Total Sales	$1.87 - $1.91 billion
		(previously $1.89 - $1.93 billion)
•	Effective Tax Rate	35.5%
		(previously 36.0%)
•	Operating Income	$209 - $216 million
		(previously $210 - $217 million)

The Company is reconfirming its previous full year 2009 financial guidance as follows:

•	Diluted Earnings Per Share	$2.48 - $2.58
•	Diluted Shares Outstanding	46.2 million
•	Free Cash Flow	$80 - $90 million

Free cash flow is defined as cash flow from operations less capital expenditures and includes approximately $15 million for the final phase of our EMD facility expansion in Cheswick, PA.

Mr. Benante concluded, “We are reducing our sales guidance for the full year 2009 to reflect the slow start for the year and the continuing economic softness that will largely impact our general

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industrial businesses through the third quarter. At this time we are holding unchanged the remainder of our previous financial guidance. We expect business conditions to improve slowly as we move forward and have undertaken cost reduction measures across the company to enhance profitability for the second half of 2009 and better position us for an economic recovery. Despite these shorter-term challenges, our businesses remain strong and we are optimistic about our long-term growth prospects due to the unique engineering and profound value our products provide across a broad spectrum of high performance markets. We are well diversified which should enable us to weather the economic downturn better than most companies. Finally, our backlog remains strong and we expect to continue to demonstrate our ability to produce long-term organic growth while successfully reinvesting in both our technologies and select acquisitions in order to enhance our portfolio and market diversification.”

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The Company will host a conference call to discuss the first quarter 2009 results at 10:00 A.M. EDT Friday, May 1, 2009. A live webcast of the call can be heard on the Internet by visiting the company’s website at www.curtisswright.com and clicking on the investor information page or by visiting other websites that provide links to corporate webcasts.

(Tables to Follow)

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CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(In thousands, except per share data)

	Three Months Ended
	March 31,		Change
	2009	2008	%

Net sales	$423,792	$433,379	(2.2%)
Cost of sales	288,032	294,910	(2.3%)
Gross profit	135,760	138,469	(2.0%)

Research & development expenses	13,124	12,836	2.2%
Selling expenses	25,863	25,340	2.1%
General and administrative expenses	65,630	59,566	10.2%

Operating income	31,143	40,727	(23.5%)

Other income, net	301	474	(36.5%)
Interest expense	(6,940)	(7,583)	(8.5%)

Earnings before income taxes	24,504	33,618	(27.1%)
Provision for income taxes	8,699	11,839	(26.5%)

Net earnings	$15,805	$21,779	(27.4%)

Basic earnings per share	$0.35	$0.49
Diluted earnings per share	$0.35	$0.48

Dividends per share	$0.08	$0.08

Weighted average shares outstanding:
Basic	44,994	44,584
Diluted	45,466	45,226

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CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands)

	March 31,	December 31,	Change
	2009	2008	$	%
Assets
Current Assets:
Cash and cash equivalents	$64,405	$60,705	$3,700	6.1%
Receivables, net	383,757	395,659	(11,902)	(3.0%)
Inventories, net	300,579	281,508	19,071	6.8%
Deferred income taxes	37,303	37,314	(11)	(0.0%)
Other current assets	25,548	26,833	(1,285)	(4.8%)
Total current assets	811,592	802,019	9,573	1.2%
Property, plant, & equipment, net	374,258	364,032	10,226	2.8%
Goodwill, net	620,779	608,898	11,881	2.0%
Other intangible assets, net	239,891	234,596	5,295	2.3%
Deferred income taxes	21,285	23,128	(1,843)	(8.0%)
Other assets	10,097	9,357	740	7.9%
Total Assets	$2,077,902	$2,042,030	$35,872	1.8%

Liabilities
Current Liabilities:
Short-term debt	$3,197	$3,249	$(52)	(1.6%)
Accounts payable	111,657	140,954	(29,297)	(20.8%)
Dividends payable	3,624	-	3,624	100.0%
Accrued expenses	77,918	103,973	(26,055)	(25.1%)
Income taxes payable	4,265	8,213	(3,948)	(48.1%)
Deferred revenue	130,425	138,753	(8,328)	(6.0%)
Other current liabilities	54,209	56,542	(2,333)	(4.1%)
Total current liabilities	385,295	451,684	(66,389)	(14.7%)
Long-term debt	609,455	513,460	95,995	18.7%
Deferred income taxes	24,839	26,850	(2,011)	(7.5%)
Accrued pension & other postretirement benefit costs	128,573	125,762	2,811	2.2%
Long-term portion of environmental reserves	20,193	20,377	(184)	(0.9%)
Other liabilities	35,892	37,135	(1,243)	(3.3%)
Total Liabilities	1,204,247	1,175,268	28,979	2.5%

Stockholders' Equity
Common stock, $1 par value	48,042	47,903	139	0.3%
Additional paid in capital	101,301	94,500	6,801	7.2%
Retained earnings	912,109	899,928	12,181	1.4%
Accumulated other comprehensive income	(85,350)	(72,551)	(12,799)	17.6%
	976,102	969,780	6,322	0.7%
Less: cost of treasury stock	102,447	103,018	(571)	(0.6%)

Total Stockholders' Equity	873,655	866,762	6,893	0.8%

Total Liabilities and Stockholders' Equity	$2,077,902	$2,042,030	$35,872	1.8%

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CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT INFORMATION (UNAUDITED)
(In thousands)

	Three Months Ended
	March 31,
			Change
	2009	2008	%
Sales:
Flow Control	$230,372	$220,319	4.6%
Motion Control	140,709	145,475	(3.3%)
Metal Treatment	52,711	67,585	(22.0%)

Total Sales	$423,792	$433,379	(2.2%)

Operating Income:
Flow Control	$13,331	$14,222	(6.3%)
Motion Control	14,266	13,707	4.1%
Metal Treatment	6,614	13,100	(49.5%)

Total Segments	34,211	41,029	(16.6%)
Corporate & Other	(3,068)	(302)	915.9%

Total Operating Income	$31,143	$40,727	(23.5%)

Operating Margins:
Flow Control	5.8%	6.5%
Motion Control	10.1%	9.4%
Metal Treatment	12.5%	19.4%
Total Curtiss-Wright	7.3%	9.4%

Segment Margins	8.1%	9.5%

Note: The 2008 segment financial data has been reclassified to conform with our 2009 financial statement presentation.

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CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
(In thousands)

	Three Months Ended
	March 31,
	2009	2008
Net Cash Used for
Operating Activities	$(33,085)	$(18,552)
Capital Expenditures	(16,632)	(23,544)
Free Cash Flow (1)	$(49,717)	$(42,096)
Cash Conversion (1)	(315%)	(193%)

(1) The Corporation discloses free cash flow and cash conversion because the Corporation believes that they are measurements of cash flow that are available for investing and financing activities. Free cash flow is defined as net cash flow provided by operating activities less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures, and working capital requirements, but before repaying outstanding debt and investing cash or utilizing debt credit lines to acquire businesses and make other strategic investments. Cash conversion is defined as free cash flow divided by net earnings. Free cash flow, as we define it, may differ from similarly named measures used by entities and, consequently, could be misleading unless all entities calculate and define free cash flow in the same manner.

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About Curtiss-Wright

Curtiss-Wright Corporation is a diversified company headquartered in Parsippany, New Jersey. The Company designs, manufactures and overhauls products for motion control and flow control applications and provides a variety of metal treatment services. The firm employs approximately 7,900 people. More information on Curtiss-Wright can be found at www.curtisswright.com.

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Certain statements made in this release, including statements about future revenue, organic revenue growth, quarterly and annual revenue, net income, organic operating income growth, future business opportunities, cost saving initiatives, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies. Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information is available at www.curtisswright.com.

Contact:	Alexandra M. Deignan
(973) 541-3734
adeignan@curtisswright.com